Exhibit 4.5

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CORE-MARK INTERNATIONAL, INC.

Core-Mark International, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), DOES HEREBY CERTIFY:

1.             The original Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on March 1, 1995 under the name “CoreMark International, Inc.”

2.             The Amended and Restated Certificate of Incorporation of Core-Mark International, Inc. in the form attached hereto as Annex A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the DGCL by the directors and stockholders of this corporation.

3.             The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Annex A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, Core-Mark International Inc,. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized and elected Senior Vice President, Chief Financial Officer and Secretary this 18th day of June, 2002.

CORE-MARK INTERNATIONAL, INC.

By:	/s/ Leo Korman

Name:	Leo Korman

Its:	Senior Vice President, Chief Financial Officer and Secretary

ANNEX A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CORE-MARK INTERNATIONAL, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is:

Core-Mark International, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one Hundred (100), all of which shall be Common Stock, $.0001 par value per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.